August 24, 2005
FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:                 Longview, Washington

Contact:                 R. H. Wollenberg
                              President and Chief Executive Officer
                              Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS THIRD QUARTER FINANCIAL RESULTS

LONGVIEW, Wash., August 24, 2005 - Longview Fibre Company (NYSE:LFB) today announced net income of $5.8 million, or $0.11 per share, for its third fiscal quarter ended July 31, 2005, compared with net income of $7.9 million, or $0.15 per share, for the third quarter of fiscal 2004. Net sales increased 2.0 percent to $224.9 million in the quarter ended July 31, 2005, from $220.5 million for the same period last year. Cash provided by operations totaled $16.8 million during the third quarter of fiscal 2005, of which approximately $6.5 million was used to reduce borrowed debt.

Net income year-to-date for fiscal 2005 was $17.2 million, or $0.34 per share, compared with net income of $4.6 million, or $0.09 per share, for year-to-date fiscal 2004. Net sales increased 11.5 percent to $673.4 million for the first nine months of fiscal 2005 compared with $603.8 million for the same period last year. Cash provided by operations totaled $82.0 million year-to-date, of which $45.9 million was used to reduce borrowed debt.

R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, “Our third quarter results reflected stable demand and pricing dynamics in most key markets. Our emphasis on improving efficiency in our manufacturing operations continued to show progress, although it was hampered near the end of the quarter by the temporary effect of unscheduled shutdowns and repairs.

“During the quarter we were pleased to bring to our shareholders news of the board’s intent to convert Longview Fibre Company to a REIT, effective January 1, 2006. We expect converting to a REIT ownership structure to unlock value for our shareholders by increasing free cash flow, enabling us to pay a larger dividend and better positioning us to increase our timberland holdings.”

Wollenberg concluded, “Looking ahead to the fourth quarter of fiscal 2005, we expect continued strong demand and pricing in our timber operations, and anticipated strong seasonal demand in both of our manufacturing segments.”

Third Quarter Fiscal 2005 Compared with Third Quarter Fiscal 2004
Timber segment sales of $49.6 million in the third quarter were 8.8 percent lower than last year’s third quarter sales of $54.4 million and the segment’s operating profit declined 5.7 percent, to $23.5 million from $24.9 million, compared with the same period last year. Although strong demand and favorable forest conditions enabled the company to achieve a $2.0 million, or 4.7percent, increase in sales from its logging operations, lumber sales declined $6.8 million, or 55.0 percent, compared with the third quarter of fiscal 2004 reflecting the Company’s earlier decision to optimize total return and discontinue processing of logs into lumber at a third-party sawmill in Oregon. In addition, average lumber prices declined 27.6 percent.

Log sales increased 4.7 percent on a 5.2 percent increase in average log prices, offset by a 0.5 percent volume decrease. Strong domestic demand led domestic log sales to advance 19.7 percent on a 10.7 percent volume increase combined with an 8.2 percent increase in average prices compared with the third quarter of fiscal 2004. Increased sales into the strong domestic market combined with the current harvest plan resulted in a 36.6 percent decline in export log volume, partially offset by a 5.2 percent increase in average prices, compared to the third quarter of fiscal 2004. The Company expects to meet or exceed its full year log harvest plan of between 250 and 260 million board feet and expects generally stable pricing.

In the Company’s paper and paperboard segment, sales increased 1.2 percent over last year’s third quarter, to $64.7 million from $63.9 million. Segment sales increased primarily as a result of increases in paperboard volume with flat average paperboard prices, and increased paper prices partially offset by a decline in paper volume. The utilization rate at the company’s Longview mill was 86 percent in the current third quarter, helping the segment cut its third quarter operating loss to $0.5 million, compared with an operating loss of $1.4 million for the same period last year. In last year’s third quarter, the Longview mill operated at 83 percent utilization. Continued efficiency improvements in the labor and fiber cost components of the company’s Longview mill were offset by increased repairs during the quarter. In addition, a temporary problem in one boiler and in the company’s chemical recovery process increased repair costs and required the use of higher cost fuels to generate steam.

The company expects a utilization rate in the fourth quarter which ends October 31, 2005, consistent with the third quarter based on anticipated strong seasonal demand from the agricultural markets and pre-holiday activity.

Paper sales of $51.1 million in the third quarter of fiscal 2005 were virtually unchanged from sales of $51.2 million in the prior year period. Paper volume declined 7.3 percent, partially offset by 5.9 percent higher average prices compared with the third quarter of fiscal 2004. Domestic paper sales increased 1.6 percent over last year’s third quarter on 4.7 percent higher average prices, mostly offset by a 4.4 percent decrease in volume. Export paper sales declined 8.5 percent on a 17.8 percent volume decrease partially offset by an 8.6 percent increase in average price per ton.

Paperboard sales in the third quarter increased 7.1 percent, to $13.6 million from $12.7 million in the prior year period. Domestic paperboard sales increased 7.5 percent over the third quarter of fiscal 2004 as volume increased 1.9 percent, and average prices improved 5.8 percent. Export paperboard sales grew 6.8 percent on 9.4 percent higher volume, partially offset by a 3.3 percent decrease in average price per ton.

The company's converted products segment recorded a sales increase of 8.3 percent from the third quarter of fiscal 2004, to $110.5 million from $102.1 million, reflecting a 6.2 percent volume increase coupled with 1.8 percent improvement in average prices. Further labor efficiency gains were more than offset by the higher cost of purchased linerboard, resulting in an operating loss of $4.7 million in the third quarter of fiscal 2005, compared with an operating loss of $2.3 million for the same period last year.

Selling, general and administrative expenses increased 9.7 percent, primarily due to increased wages and associated fringes, depreciation of purchased systems, consulting and advisory costs associated with our business process improvement initiatives, our ERP implementation and our REIT conversion. Capital expenditures totaled $10.7 million, including $6.7 million in plant and equipment additions and $4.0 million in timber and timberland reforestation expenditures. The company also used approximately $6.5 million of its cash flow to reduce borrowed debt during the third quarter, bringing the balance to approximately $436 million, $45.9 million below the balance at October 31, 2004 and $58.8 million below the balance at July 31, 2004.

Investor Conference Call
The company will host a conference call Wednesday, August 24, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Interested investors can access the conference call by dialing 866-831-6291 within the U.S. and Canada, or 617-213-8860 from other locations, passcode 47892891. A telephone replay of the conference call will be available until midnight August 31, 2005 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; passcode 95206687. This call is being webcast by CCBN and can be accessed at Longview Fibre’s Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the Company’s Web site, at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and paper and container manufacturer. Using sustainable forestry methods, the company owns and manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. Its products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward-looking statements: our ability to achieve our strategies and the results of these strategies; actual log harvest levels and customer and product focus; our dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which we sell products; our failure to achieve anticipated improvements in operating results and earnings and expected cost reductions; our having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; our working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for our products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; our ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; our ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; our ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; our ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on our financial conditions and results of operations and our competitive position; developments in the world, national, or regional economy or involving our customers or competitors affecting supply of or demand for our products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting our timber operations; adverse weather conditions; availability of excess cash to pay dividends; unforeseen maintenance on capital assets; unforeseen developments in our business; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the REIT election; and our ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules. In addition, the company’s actual dividend payments following the REIT conversion are subject to final board approval and will be based on the company’s results of operations, cash flow and prospects at the time, as well as any contractual limitations in the company’s debt instruments. As a result, the level of dividends the company will pay could be less than expected.

The company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change. For additional factors that could impact future results, please see Longview Fibre’s most recent Form 10-K and Registration Statement on Form S-3 on file with the Securities and Exchange Commission.

(Financial Tables Follow)
# # #

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	Three Months Ended July 31		Nine Months Ended July 31
(thousands except per share)	2005	2004	2005	2004
Net sales	$224,919	$220,486	$673,408	$603,796
Cost of products sold, including outward freight	183,738	178,457	552,710	508,244
Gross profit	41,181	42,029	120,698	95,552
Selling, administrative and general expenses	22,872	20,848	66,392	61,159
Operating profit	18,309	21,181	54,306	34,393
Interest income	70	48	170	127
Interest expense	(9,311)	(9,201)	(27,985)	(28,176)
Miscellaneous	215	520	856	908
Income before income taxes	9,283	12,548	27,347	7,252
Provision for taxes on income	3,434	4,643	10,118	2,683

Net income	$5,849	$7,905	$17,229	$4,569
Per share	$0.11	$0.15	$0.34	$0.09
Dividend paid per share	$0.02	$-	$0.06	$-
Average shares outstanding	51,077	51,077	51,077	51,077

SEGMENT AND OTHER INFORMATION (Unaudited)

	Three Months Ended July 31			Nine Months Ended July 31
(thousands)	2005	2004	% CHANGE	2005	2004	% CHANGE
Net sales:
Timber	$49,637	$54,446	-8.8	$145,204	$150,329	-3.4
Paper and paperboard	64,736	63,949	+1.2	200,250	160,720	+24.6
Converted products	110,546	102,091	+8.3	327,954	292,747	+12.0
	$224,919	$220,486	+2.0	$673,408	$603,796	+11.5
Operating profit (loss):
Timber	$23,488	$24,911	-5.7	$68,969	$70,443	-2.1
Paper and paperboard	(484)	(1,382)	-	(3,836)	(19,021)	-
Converted products	(4,695)	(2,348)	-	(10,827)	(17,029)	-
	$18,309	$21,181	-13.6	$54,306	$34,393	+57.9
Sales:
Logs, thousands of board feet	71,989	72,373	-0.5	212,186	207,097	+2.5
Lumber, thousands of board feet	15,912	25,574	-37.8	50,709	81,203	-37.6
Paper, tons	77,710	83,839	-7.3	246,081	218,720	+12.5
Paperboard, tons	37,923	35,583	+6.6	129,701	87,260	+48.6
Converted products, tons	133,639	125,813	+6.2	396,547	364,490	+8.8
Logs, $/thousand board feet	$612	$582	+5.2	$597	$565	+5.7
Lumber, $/thousand board feet	349	482	-27.6	367	411	-10.7
Paper, $/ton FOB mill equivalent	606	572	+5.9	577	558	+3.4
Paperboard, $/ton FOB mill equivalent	345	345	-	346	341	+1.5
Converted products, $/ton	827	812	+1.8	827	803	+3.0

CONSOLIDATED BALANCE SHEET

	Jul 31		Oct. 31	Jul. 31
	2005		2004	2004
(dollars in thousands except per share)	(Unaudited	)		(Unaudited	)
ASSETS
Current assets:
Accounts and notes receivable	$112,710		$111,723	$100,998
Allowance for doubtful accounts	1,350		1,350	1,350
Inventories, at lower cost or market; costs are based on last-in, first-out method except for supplies at current averages:
Finished goods	14,748		20,104	15,441
Goods in process	18,728		17,962	14,836
Raw materials and supplies	47,802		45,457	44,589
Other	7,027		7,800	7,673
Total current assets	199,665		201,696	182,187
Capital assets:
Buildings, machinery and equipment at cost	1,841,149		1,828,195	1,837,752
Accumulated depreciation	1,183,795		1,139,390	1,139,783
Costs to be depreciated in future years	657,354		688,805	697,969
Plant sites at cost	3,549		3,549	3,549
	660,903		692,354	701,518
Timber at cost less depletion	196,533		196,440	198,331
Roads at cost less amortization	8,676		8,631	8,374
Timberlands at cost	24,695		24,598	24,486
	229,904		229,669	231,191
Total capital assets	890,807		922,023	932,709
Pension and other assets	149,035		147,211	142,918
	$1,239,507		$1,270,930	$1,257,814

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$10,399	$12,370	$8,765
Accounts payable	58,670	66,063	56,378
Short-term borrowings	18,000	10,000	11,000
Payrolls payable	16,598	15,897	16,040
Federal income taxes payable	4,587	-	-
Other taxes payable	9,295	9,100	9,858
Current installments of long-term debt	85,500	30,000	30,000
Total current liabilities	203,049	143,430	132,041
Long-term debt	332,838	442,148	452,819
Deferred taxes - net	209,035	204,783	198,021
Other liabilities	36,767	36,915	38,057
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615	76,615
Additional paid-in capital	3,306	3,306	3,306
Retained earnings	377,897	363,733	356,955
Total shareholders' equity	457,818	443,654	436,876
	$1,239,507	$1,270,930	$1,257,814

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months Ended		Nine Months Ended
	July 31		July 31
(thousands)	2005	2004	2005	2004
Cash provided by (used for) operations:
Net income	$5,849	$7,905	$17,229	$4,569
Charges to income not requiring cash:
Depreciation	18,119	17,587	53,375	53,233
Depletion and amortization	2,916	2,693	8,264	6,215
Deferred taxes - net	(1,944)	4,518	4,252	2,611
(Gain) loss on disposition of capital assets	(280)	502	(104)	547

Change in:
Accounts and notes receivable	(6,321)	(5,572)	(987)	(1,244)
Inventories	(3,935)	(8,269)	2,245	(9,518)
Other	1,444	(947)	773	(564)
Pension and other noncurrent assets	(482)	(1,488)	(1,824)	2,518
Accounts, payrolls and other taxes payable	(3,672)	1,278	(5,668)	5,568
Federal income taxes payable	4,587	-	4,587	-
Other noncurrent liabilities	550	169	(101)	2,297
Cash provided by operations	16,831	18,376	82,041	66,232

Cash provided by (used for) investing:
Additions to: Plant and equipment	(6,744)	(14,810)	(24,453)	(31,025)
Timber and timberlands	(3,993)	(2,426)	(8,600)	(23,619)
Proceeds from sale of capital assets	591	754	2,734	1,047
Cash used for investing	(10,146)	(16,482)	(30,319)	(53,597)

Cash provided by (used for) financing:
Long-term debt	(9,952)	(2,952)	(53,857)	21,144
Short-term borrowings	3,500	-	8,000	(33,000)
Payable to bank resulting from checks in transit	698	1,144	(1,971)	(2,425)
Accounts payable for construction	91	(86)	(829)	1,646
Cash dividends	(1,022)	-	(3,065)	-
Cash used for financing	(6,685)	(1,894)	(51,722)	(12,635)

Change in cash position	-	-	-	-
Cash position, beginning of period	-	-	-	-
Cash position, end of period	$-	$-	$-	$-

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$15,090	$16,326	$34,446	$33,943
Income taxes	869	81	1,285	92